Exhibit 3.7(a)

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BEALL CONCRETE ENTERPRISES, LTD.

* * *

This Certificate of Limited Partnership of BEALL CONCRETE ENTERPRISES, LTD. (the “Partnership”), dated effective February     , 2000, is being duly executed and filed by BEALL MANAGEMENT, INC., a Texas corporation, as the only general partner thereof, to form a limited partnership under the Texas Revised Limited Partnership Act (the “Act”).

1. Name. The name of the limited partnership formed is BEALL CONCRETE ENTERPRISES, LTD.

2. Registered Office. The address of the registered office of the Partnership in the State of Texas is 800 Brazos Street, Suite 750, Austin, Texas 78701.

3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Texas is Corporation Service Company, 800 Brazos Street, Suite 750, Austin, Texas 78701.

4. General Partner. The name and business address of the general partner of the Partnership is:

Beall Management, Inc.

2725 Premier Street

Fort Worth, Texas 76111

5. Records. The address at the principal office where records of the Partnership are to be kept or made available under Section 1.07 of the Act is 2725 Premier Street, Fort Worth, Texas 76111.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

BEALL MANAGEMENT, INC., a Texas corporation

By:	/s/ ROBERT S. BEALL

Name:	Robert S. Beall
Title:	President